Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-255605) of AEP Transmission Company, LLC of our report dated February 23, 2023, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in presentation of assets held and used discussed in Note 7, as to which the date is May 26, 2023, relating to the financial statements and financial statement schedule, which appears in this Form 8-K.

/s/ PricewaterhouseCoopers LLP

Columbus, Ohio
May 26, 2023